Kaival Brands Innovations Group, Inc.

Kaival Brands Reports Fiscal 2021 Year End Results

Company achieves No.1 disposable ENDS market share for 52-week period ending January 29, 2022, despite marketing denial order from FDA

GRANT, FL., February 16, 2022 -- Kaival Brands Innovations Group, Inc. (NASDAQ: KAVL) (“Kaival Brands,” the “Company,” or “we”), is the exclusive global distributor of products manufactured by Bidi Vapor LLC (“Bidi Vapor”), including the BIDI® Stick disposable electronic nicotine delivery system (“ENDS”), which is intended exclusively for adults 21 and over.

Recapping the 2021 year, Niraj Patel, Chief Executive Officer of Kaival Brands said, “Fiscal year 2021 was a very challenging year, especially because of FDA’s marketing denial order, or MDO, for Bidi Vapor’s non-tobacco flavored BIDI® Stick ENDS, which caused irreparable harm to both Bidi Vapor and Kaival Brands. However, we were pleased that the court ultimately agreed to stay the MDO, and that we were able to make key strategic decisions to stay in business and continue maturation of the Company in 2021, including uplisting to Nasdaq and completing our first underwritten public offering.”

Corporate Updates & Milestones During and Subsequent to the Fiscal Fourth Quarter:

●	Financial Results: Revenues for fiscal year 2021, which ended on October 31, 2021, were approximately $58.8 million, compared to $64.3 in the prior fiscal year. Revenues decreased in fiscal year 2021, primarily in the last two fiscal quarters, primarily due to FDA’s issuance of Bidi Vapor’s MDO, which prevented us from marketing the non-tobacco flavored BIDI® Sticks in the United States towards the end of fiscal year 2021. In addition, we faced increased competition, which we believe was the result of the lack of enforcement by federal and state authorities against sub-par and low-priced vaping products that continued to enter the market illegally without U.S. Food and Drug Administration (“FDA”) authorization. Much of this competition was from bad-actors in the industry who continue to introduce unauthorized ENDS, including disposables, using synthetic nicotine in order to avoid FDA’s Premarket Tobacco Product Application (“PMTA”) scientific review process. Net loss for fiscal year 2021 was approximately ($9.0) million compared to net income of approximately $3.8 million for fiscal year 2020. The decrease in net income year-over-year was largely due to the decrease in revenues and the increase in operating expenses.

●	Nasdaq Uplisting & Public Offering: On July 29, 2021, the Company commenced trading on The Nasdaq Capital Market. This decision represented a very important strategic milestone. Subsequently, we closed a successful underwritten public offering of approximately $8.3 million in September 2021.

●	Impact of FDA PMTA Decision: During fiscal 2021, we were significantly impacted by the FDA’s PMTA process. First, we believe that many retailers and distributors were reluctant to take on new inventory leading up to September 9, 2021, which marked the end of the court-ordered continued compliance policy for ENDS subject to timely submitted PMTAs. This negative impact to our third quarter of fiscal 2021 was compounded in the fourth quarter of fiscal 2021 by Bidi Vapor’s receipt of a MDO relating to its flavored BIDI® Sticks in September 2021. In connection with the PMTA process, the FDA effectively “banned” flavored ENDS by denying nearly all then-pending PMTAs for such products. Bidi Vapor, along with nearly every other company in the ENDS industry, received a MDO for its non-tobacco flavored ENDS products.

●	Judicial Stay of MDO: A recent court ruling, which was issued on February 1, 2022, stays the MDO issued to Bidi Vapor pending the litigation on the merits.

●	In September 2021, Bidi Vapor petitioned the U.S. Court of Appeals for the Eleventh Circuit to review FDA’s denial of the PMTAs for its non-tobacco flavored BIDI® Stick ENDS, arguing that it was arbitrary and capricious under the Administrative Procedure Act (“APA”), as well as ultra vires, for FDA not to conduct any scientific review of the company’s comprehensive applications, as required by the Tobacco Control Act, to determine whether the BIDI® Sticks are “appropriate for the protection of the public health” (APPH). Bidi Vapor further argued that FDA violated due process and the APA by failing to provide fair notice of the Agency’s new requirement for ENDS companies to conduct long-term comparative smoking cessation studies for their flavored products.

●	On February 1, 2022, the U.S. Court of Appeals for the Eleventh Circuit granted Bidi Vapor’s motion to stay (put on hold) the MDO pending the litigation on the merits. Oral argument in the merits case is currently scheduled in May 2022.

●	The court-ordered stay means that the MDO is not legally in force. Accordingly, we anticipate being able to continue marketing and selling the flavored BIDI® Sticks, subject to the FDA’s enforcement discretion, while Bidi continues with its merits case challenging the legality of the MDO. FDA has indicated that it is prioritizing enforcement against companies that have either not submitted PMTAs, or whose PMTAs have been refused acceptance or filing by FDA, or whose PMTAs remain subject to MDOs.

●	ENDS Market Dominance, Number One Disposable ENDS Product for 2021: Based on the Goldman Sachs’ Equity Research Report through January 29, 2022 on the Nielsen data for total nicotine volumes (the “Goldman Report”), the BIDI® Stick was the largest disposable ENDS Product based on retail sales for the 52-week period ending on January 29, 2022. The BIDI® Stick has increased its absolute-dollar market share of the disposable ENDS market share from 24.2% during the 52-week period ending on January 28, 2021 to 42.4% of retail sales during the 52-week period ending on January 29, 2022. According to the Goldman Report, total dollar sales growth has surged to 2,879% to lead the category for the 12-week period ended January 29, 2022. We believe our growth underscores the unique customer experience the BIDI® Stick provides.

●	Global Opportunities: In addition to the continued domestic opportunity, we believe that international markets provide an exciting growth opportunity for us. The estimated total addressable global market for ENDS products is approximately $36.7 billion. Bidi Vapor has received approval to market and distribute products within 11 international markets, including the United Kingdom, France, Russia, and the Czech Republic. The Company is also actively exploring potential partnerships with international distribution companies in order to possibly expand Product distribution more rapidly in these international markets.

●	Domestic Growth Opportunities: Based upon information released by the FDA, we believe that only 7% of the domestic players in this industry remain. Prior to these recent PMTA denials, we captured an approximately 37% market share within the ENDS market. That market share was captured from a market containing hundreds of other brands. We believe this provides an exciting growth opportunity for the brand.

“The judicial stay of Bidi Vapor’s MDO was based, in part, on the likelihood of the merits case succeeding and we very much look forward to the day when the court rules on the merits of Bidi Vapor's MDO challenge.. In the meantime, we are actively exploring and negotiating potential international distribution opportunities for the BIDI® Stick and look forward to aggressively expanding into international markets in 2022,” Mr. Patel said

Mr. Patel, the Company’s President, Chief Executive Officer, owns and controls Bidi Vapor. As a result, Bidi Vapor and the Company are considered under common control and Bidi Vapor is considered a related party.

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible marketing, supporting age-verification standards and sustainability through its BIDI® Cares recycling program. Bidi Vapor’s premiere device, the BIDI® Stick, is a premium product made with medical-grade components, a UL-certified battery, and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. Bidi Vapor is also adamant about strict compliance with all federal, state and local guidelines and regulations. At Bidi Vapor, innovation is key to our mission, with the BIDI® Stick promoting environmental sustainability, while providing a unique vaping experience to adult smokers.

ABOUT KAIVAL BRANDS

Based in Grant, Florida, Kaival Brands Innovations Group is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. Kaival Brands is the exclusive global distributor of all products manufactured by Bidi Vapor.

Learn more about Kaival Brands Innovations Group, Inc., at www.ir.kaivalbrands.com.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the timing and results of Bidi Vapor’s appeal of the FDA’s PMTA determinations; the scope of future FDA enforcement of regulations in the ENDS industry; the FDA’s approach to the regulation of synthetic nicotine and its impact on our business; the successful implementation of the expansion of the Company’s distribution of the Bidi® Stick in international markets, the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; changes in government regulation or laws that affect our business; significant changes in our relationships with our distributors or sub-distributors; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Investor Relations:

Kaival Brands

Ir.kaivalbrands.com

investors@kaivalbrands.com